EXHIBIT 23.1

A PARTNERSHIP OF INCORPORATED PROFESSIONALS	Amisano Hanson Chartered Accountants

Consent of Amisano Hanson, Chartered Accountants

        We consent to the use of our report dated April 12, 2005 in the Registration Statement on Form 20-F of Kodiak Oil & Gas Corp.

Vancouver, Canada November 29, 2005	“AMISANO HANSON“ Chartered Accountants

750 WEST PENDER STREET, SUITE 604 VANCOUVER CANADA V6C 2T7	TELEPHONE: 604-689-0188 FACSIMILE: 604-689-9773 E-MAIL: amishan@telus.net